EXHIBIT 25.5

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM T-1

STATEMENT OF ELIGIBILITY

UNDER THE TRUST INDENTURE ACT OF 1939

OF A CORPORATION DESIGNATED TO ACT AS TRUSTEE

☐	CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY OF A TRUSTEE
PURSUANT TO SECTION 305(b)(2)

THE BANK OF NEW YORK MELLON

(Exact name of trustee as specified in its charter)

New York (Jurisdiction of incorporation if not a U.S. national bank)	13-5160382 (I.R.S. employer identification no.)

240 Greenwich Street, New York, N.Y. (Address of principal executive offices)	10286 (Zip code)

JEFFERIES GROUP LLC

(Exact name of obligor as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4719745 (I.R.S. employer identification no.)

520 Madison Avenue New York, New York (Address of principal executive offices)	10022 (Zip code)

Jefferies Group Capital Finance Inc.

(Exact name of obligor as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	81-1265442 (I.R.S. employer identification no.)

520 Madison Avenue New York, New York (Address of principal executive offices)	10022 (Zip code)

Subordinated Debt Securities

(Title of the indenture securities)

1.	General information. Furnish the following information as to the Trustee:

(a)	Name and address of each examining or supervising authority to which it is subject.

Name	Address
Superintendent of the Department of Financial Services of the State of New York	One State Street, New York, N.Y. 10004-1417, and Albany, N.Y. 12223

Federal Reserve Bank of New York	33 Liberty Street, New York, N.Y. 10045

Federal Deposit Insurance Corporation	550 17th Street, NW Washington, D.C. 20429

The Clearing House Association L.L.C.	100 Broad Street New York, N.Y. 10004

(b)	Whether it is authorized to exercise corporate trust powers.

Yes.

2.	Affiliations with Obligor.

If the obligor is an affiliate of the trustee, describe each such affiliation.

None.

16.	List of Exhibits.

Exhibits identified in parentheses below, on file with the Commission, are incorporated herein by reference as an exhibit hereto, pursuant to Rule 7a-29 under the Trust Indenture Act of 1939 (the “Act”) and 17 C.F.R. 229.10(d).

1.

A copy of the Organization Certificate of The Bank of New York Mellon (formerly known as The Bank of New York, itself formerly Irving Trust Company) as now in effect, which contains the authority to commence business and a grant of powers to exercise corporate trust powers. (Exhibit 1 to Amendment No. 1 to Form T-1 filed with Registration Statement No. 33-6215, Exhibits 1a and 1b to Form T-1 filed with Registration Statement No. 33-21672, Exhibit 1 to Form T-1 filed with Registration Statement No. 33-29637, Exhibit 1 to Form T-1 filed with Registration Statement No. 333-121195 and Exhibit 1 to Form T-1 filed with Registration Statement No. 333-152735).

4.	A copy of the existing By-laws of the Trustee.

6.	The consent of the Trustee required by Section 321(b) of the Act (Exhibit 6 to Form T-1 filed with Registration Statement No. 333-188382).

7.	A copy of the latest report of condition of the Trustee published pursuant to law or to the requirements of its supervising or examining authority.

SIGNATURE

Pursuant to the requirements of the Act, the Trustee, The Bank of New York Mellon, a corporation organized and existing under the laws of the State of New York, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of New York, and State of New York, on the 29th day of January, 2019.

THE BANK OF NEW YORK MELLON

By:	/s/ Francine Kincaid
	Name:	Francine Kincaid
	Title:	Vice President

EXHIBIT 4

BY-LAWS of

The Bank of New York Mellon

As Amended and Restated through February 12, 2018

BY-LAWS

of

The Bank of New York Mellon

As amended and restated through February 12. 2018

ARTICLE I

STOCKHOLDERS

SECTION 1.1. Annual Meeting. The annual meeting of stockholders of The Bank of New York Mellon (hereinafter called the Bank) for the election of directors and the transaction of such other business as properly may be brought before such meeting shall be held within the first four months of the Bank’s fiscal year, unless otherwise permitted under the New York Banking Law (hereinafter called the Banking Law) or applicable regulation, at the principal office of the Bank, or such other place in the city in which such principal office is located as shall be specified in the notice of such meeting, on such day and at such hour as may be fixed by the Board of Directors (hereinafter called the Board).

SECTION 1.2. Special Meetings. Special meetings of the stockholders of the Bank (hereinafter called the stockholders) may be called by the Board, the Executive Chairman of the Board, the Chief Executive Officer or the President and shall be called upon the written request of the holders of record of not less than twenty percent of the outstanding shares of stock of the Bank entitled to vote at the meeting requested to be called. Such meetings of stockholders shall be held on such day and at such hour and at such place, within or without the State of New York, as may be fixed by the Board.

SECTION 1.3. Notice of Meetings. Notice of each meeting of stockholders shall be given in writing, not less than ten nor more than fifty days before the date of the meeting, to each stockholder entitled to vote at such meeting, and shall state the place, date and hour of the meeting and the purpose or purposes for which the meeting is called. If mailed, such notice shall be deemed to have been given when deposited in the United States mail, with postage thereon prepaid, directed to the stockholder at his or her address as it appears on the record of stockholders.

Notwithstanding the foregoing, notice of meeting need not be given to any stockholder who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of any stockholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by him or her.

SECTION 1.4. Quorum of Stockholders. The holders of a majority of the shares entitled to vote thereat shall constitute a quorum at a meeting of stockholders for the transaction of any business. At all meetings of stockholders, a quorum being present, all matters, except as otherwise provided by law or the Organization Certificate of the Bank, shall be authorized by a majority of the votes cast at the meeting by the stockholders present in person or by proxy and entitled to vote thereon. The stockholders present may adjourn the meeting despite the absence of a quorum. Any action that may be taken by the stockholders at a duly convened meeting may also be taken pursuant to waiver of notice thereof and upon the unanimous written consent of all shareholders of the Bank; such consent shall set forth the action so taken and shall be filed with the Secretary.

ARTICLE II

BOARD OF DIRECTORS

SECTION 2.1. Number of Directors. The business of the Bank shall be managed by the Board, which shall consist of such number of directors, within the minimum and maximum limits prescribed in the Organization Certificate of the Bank and the Banking Law, as from time-to-time shall be determined by the vote of a majority of the directors then in office or by the stockholders. In the event of any increase in the number of directors, additional directors shall be elected in the manner herein prescribed for the filling of vacancies. No decrease in the number of directors shall shorten the term of any incumbent director. Each director or, where applicable, all directors collectively must possess such qualifications as to citizenship, age and active service as an officer or employee of the Bank as are prescribed by the Banking Law. Directors shall hold office until the next annual meeting of the stockholders and until their successors are elected and have qualified.

SECTION 2.2. [Reserved]

SECTION 2.3. Meetings of the Board. An annual meeting of the Board shall be held in each year within fifteen days after the annual meeting of stockholders. Regular meetings of the Board shall be held on such day and at such hour as the directors may fix from time-to-time, and no notice thereof need be given. In case any date for a meeting shall fall on a public holiday, such meeting shall be held on the next succeeding business day. Special meetings of the Board may be held at any time upon the call of the Executive Chairman of the Board or the Chief Executive Officer or, in their absence, another principal executive officer and shall be called upon the written request of any three directors.

Meetings of the Board shall be held at such places within or without the State of New York as may be fixed by the Board. If no place is so fixed, meetings of the Board shall be held at the principal office of the Bank in the City of New York.

Notices of the annual and special meetings of the Board shall be given by delivery, mail, telegraph, facsimile, e-mail, radio or cable to each director at his or her usual place of business or residence address not later than noon. New York time, on the third day prior to the day on which the meeting is to be held or, if given personally or by telephone, not later than noon, New York time, on the day before the day on which the meeting is to be held.

Notice of a meeting of the Board need not be given to any director who submits a signed waiver of notice whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to him or her.

A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time and place. Except for announcement at the meeting, notice of the time and place of any adjourned meeting need not be given.

Members of the Board may participate in a meeting of the Board by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

SECTION 2.4. Quorum of Directors and Action by the Board. One-third of the entire Board, but in no case less than five directors, shall constitute a quorum for the transaction of business. Except as otherwise required by law, the Organization Certificate of the Bank or these By-laws, the vote of a majority of the directors present at a meeting at the time of such vote, if a quorum is then present, shall be the act of the Board.

SECTION 2.5. Removal of Directors. Any one or more of the directors may be removed for cause by action of the Board. Any or all of the directors may be removed with or without cause by vote of the stockholders.

SECTION 2.6. Vacancies. All vacancies in the office of director shall be filled by election by the stockholders, except that vacancies not exceeding one-third of the entire Board may be filled by the affirmative vote of a majority of the directors in office and the directors so elected shall hold office for the balance of the unexpired term.

SECTION 2.7. Compensation. Members of the Board, except members who are officers of The Bank of New York Mellon Corporation or any of its subsidiaries, shall be entitled to receive such compensation and such fees for attendance as the Board shall fix from time-to-time.

SECTION 2.8. Minutes. Regular minutes of the proceedings of the Board shall be kept in books to be provided for that purpose which shall always be open for the inspection of any director.

SECTION 2.9. Reports. At each regular meeting of the Board there shall be submitted a report of the concerns and business of the Bank, including such reports as shall be required by law or by regulation of the authorities having jurisdiction over the Bank.

SECTION 2.10. Action without a Meeting. Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, to the extent permitted by law and regulation, may be taken without a meeting if all members of the Board or of such committee, as the case may be, consent thereto in writing and such consent is filed with the minutes of the proceedings of the Board or such committee.

ARTICLE III

(Reserved)

ARTICLE IV

COMMITTEES

SECTION 4.1. Committees of Directors, Officers and/or Other Persons. The Board may appoint, or authorize the Executive Chairman or the Chief Executive Officer or, in their absence, another principal executive officer to appoint, from time-to-time, such other committees consisting of directors, officers and/or other persons and having such powers, duties and functions in or relating to the business and affairs of the Bank as the Board may determine. Each such committee and each member thereof shall serve at the pleasure of the Board and, in the case of any committee appointed by the Executive Chairman, the Chief Executive Officer or another principal executive officer, at the pleasure of the Executive Chairman or of the Chief Executive Officer or of such other principal executive officer. A majority of all members of any such committee may determine the rules of order and procedure of such committee and the time and place of its meetings, unless the Board, or, in the case of any committee appointed by the Executive Chairman, the Chief Executive Officer or another principal executive officer, the Executive Chairman or the Chief Executive Officer or such other principal executive officer, shall otherwise provide.

SECTION 4.2. Compensation. Members of committees, other than officers of The Bank of New York Mellon Corporation or any of its subsidiaries, shall be paid such compensation and such other fees for attendance at meetings as the Board shall determine from time-to-time.

SECTION 4.3. Manner of Acting. Members of committees of directors, officers and/or other persons appointed by the Board, or by any committee or officer pursuant to Section 4.2, may participate in a meeting of such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

ARTICLE V

OFFICERS

SECTION 5.1. Principal Executive Officers. The Board at its annual meeting shall elect from its number an Executive Chairman of the Board (hereinafter called the Executive Chairman), a Chief Executive Officer, and a President. The Board may designate the Chief Executive Officer or the President, or one of the persons holding titles provided in Section 5.2, to act as and carry the additional title of Chief Operating Officer. Officers elected pursuant to this Section 5.1 shall hold office during the pleasure of the Board, which may fill any vacancy and change the designation of the Chief Operating Officer at any regular or special meeting. Officers elected under this section may be removed with or without cause by the Board.

SECTION 5.2. Senior Executive Officers. The Board shall elect one or more senior executive officers, any of whom may be designated Vice Chairman of the Board, Senior Executive Vice President or Executive Vice President and may elect such other officers with such titles as may be specified upon election. The order of seniority shall be determined by the Chief Executive Officer with the approval of the Board. Senior executive officers elected under this section may be removed with or without cause by the Board.

SECTION 5.3. Other Senior Officers. The Board shall elect a Secretary (who shall be a different person from the Chief Executive Officer and the President); a Treasurer; a Comptroller; a Chief Auditor; and such other officers with such titles as may be specified upon election. The order of seniority shall be determined by the Chief Executive Officer with the approval of the Board. The Chief Executive Officer or, in his or her absence, another principal executive officer, may remove any of the officers elected under this section with or without cause with the approval of the Board.

SECTION 5.4. Appointed Officers. Officers of the Bank carrying titles set forth in this section may be appointed and removed with or without cause by the Chief Executive Officer or any Senior Executive Vice President or Executive Vice President. Such officers may include one or more Managing Directors; one or more Directors; one or more Senior Vice Presidents; one or more First Vice Presidents; one or more Vice Presidents; one or more Senior Associates; one or more Associates; and such other officers with such titles as may be specified upon appointment.

SECTION 5.5. Bonds. The Board may require any or all officers or employees to give bonds from time-to-time.

SECTION 5.6. General Supervisory Powers. The Chief Executive Officer or, in his or her absence, another principal executive officer, shall have general supervision of the policies and operations of the Bank which shall in every case be subject to the direction and control of the Board.

SECTION 5.7. Executive Officers. The principal executive officers, the senior executive officers and Executive Vice Presidents shall participate in the supervision of the policies and operations of the Bank as directed by the Chief Executive Officer. In his or her absence another principal executive officer, or a senior executive officer in the order of seniority determined by the Chief Executive Officer as provided in Section 5.2, shall have general supervision of such policies and operations.

SECTION 5.8. Senior Vice Presidents, Managing Directors, Directors, First Vice Presidents and Vice Presidents. Senior Vice Presidents, Managing Directors, Directors, First Vice Presidents and Vice Presidents shall participate in the supervision of operations of the Bank as directed by the Chief Executive Officer. They shall perform such other duties as shall be assigned to them by the Board, the Chief Executive Officer or an executive officer.

SECTION 5.9. Secretary. The Secretary shall keep the minutes of all meetings of the Board; shall attend to the giving of such notices of meetings as may be required by these By-laws and shall perform all the duties assigned to him or her by the Board or the Chief Executive Officer and in general those duties incident to the office of Secretary. He or she shall have custody of the corporate seal and shall have authority to affix the same to any documents requiring such seal and to attest the same. In the absence of the Secretary, an Assistant Secretary shall act in his or her stead.

SECTION 5.10. Treasurer. The Treasurer shall have the care and custody of all moneys, funds and other property of the Bank which may come into his or her hands and shall perform such other duties as may be assigned to him or her from time-to-time by the Board or the Chief Executive Officer.

SECTION 5.11. Comptroller. The Comptroller shall exercise general supervision over, and be responsible for, all matters pertaining to the accounting and bookkeeping of the Bank. He or she shall keep the permanent records of property and indebtedness and of all transactions bearing on the financial affairs of the Bank. The Comptroller shall perform such additional duties as shall be assigned to him or her by the Board or the Chief Executive Officer. He or she shall at any time on the request of any three directors report to the Board such matters concerning the affairs of the Bank as, in his, her or their judgment, should be brought to the attention of the directors.

SECTION 5.12. Chief Auditor. The Chief Auditor shall report to the Board, which may be through a committee of the Board. He or she shall be responsible for the planning and direction of the internal auditing function and the evaluation of the internal control safeguards of the Bank. He or she shall perform such additional duties as shall be assigned by the Board, any committee of the Board or the Chief Executive Officer.

SECTION 5.13. Other Officers. All officers whose duties are not described by these By-laws shall perform such duties as may be designated by the Chief Executive Officer or any officer authorized by him or her to do so.

ARTICLE VI

SIGNING AUTHORITIES

SECTION 6.1 [Intentionally Omitted]

SECTION 6.2 Senior Signing Powers. The Chief Executive Officer, the President, any Vice Chairman, any Senior Executive Vice President and any Executive Vice President is authorized to accept, endorse, execute or sign any document, instrument or paper in the name of, or on behalf of. the Bank in all transactions arising out of, or in connection with, the normal course of the Bank’s business or in any fiduciary, representative or agency capacity and, when required, to affix the seal of the Bank thereto. In such instances as in the judgment of the Chief Executive Officer, the President, any Vice Chairman, any Senior Executive Vice President or any Executive Vice President may be proper and desirable, any one of said officers may authorize in writing, including email and other forms of electronic communication or approval, from time-to-time any other officer to have the powers set forth in this section applicable only to the performance or discharge of the duties of such officer within his or her particular division or function. Any officer of the Bank authorized in or pursuant to Section 6.3 to have any of the powers set forth therein, other than the officer signing pursuant to this Section 6.2, is authorized to attest to the seal of the Bank on any documents requiring such seal.

SECTION 6.3. Limited Signing Powers. In such instances as in the judgment of the Chief Executive Officer, the President, any Vice Chairman, any Senior Executive Vice President, or any Executive Vice President may be proper and desirable, any one of said officers may authorize in writing, including email and other forms of electronic communication or approval, from time to time any other officer, employee or individual to have the limited signing powers or limited power to affix the seal of the Bank to specified classes of documents set forth in a resolution of the Board applicable only to the performance or discharge of the duties of such officer, employee or individual within his or her division or function.

SECTION 6.4 Powers of Attorney. All powers of attorney on behalf of the Bank shall be executed by any officer of the Bank jointly with the Chief Executive Officer, the President, any Vice Chairman, any Senior Executive Vice President, any Executive Vice President, any Senior Vice President, any Managing Director, or any Director provided that the execution by such Senior Vice President, Managing Director or Director of said Power of Attorney shall be applicable only to the performance or discharge of the duties of such officer within his or her particular division or function. Any such power of attorney may, however, be executed by any officer or officers or person or persons who may be specifically authorized to execute the same by the Board of Directors and, at foreign branches only, by any two officers provided one of such officers is the Branch Manager.

SECTION 6.5. Chief Auditor. The Chief Auditor or any officer designated by the Chief Auditor is authorized to certify in the name of, or on behalf of the Bank, in its own right or in a fiduciary or representative capacity, as to the accuracy and completeness of any account, schedule of assets, or other document, instrument or paper requiring such certification.

ARTICLE VII

INDEMNIFICATION

SECTION 7.1. Indemnification. Any person made, or threatened to be made, a party to any action or proceeding, whether civil or criminal, by reason of the fact that he, she, or his or her testator or intestate, is or was a director or officer of the Bank or serves or served any other corporation in any capacity, at the request of the Bank, shall be indemnified by the Bank and the Bank may advance his or her related expenses, to the full extent permitted by law. Persons who are not directors or officers of the Bank may be similarly indemnified in respect of service to the Bank or to another such entity at the request of the Bank to the extent the Board at any time denominates any of such persons as entitled to indemnification and/or advancement of expenses. For purposes of this Article VII, the Bank may consider the term “Bank” to include any corporation which has been merged or consolidated into the Bank or of which the Bank has acquired all or substantially all the assets in a transaction requiring authorization by the shareholders of the corporation whose assets were acquired.

SECTION 7.2. Other Indemnification. The foregoing provisions of this Article VII shall apply in respect of all alleged or actual causes of action accrued before, on or after September 1, 1964, except that, as to any such cause of action which accrued before such date, the Bank may provide, and any person concerned shall be entitled to, indemnification under and pursuant to any statutory provision or principle of common law in effect prior to such date, all to the extent permitted by law.

ARTICLE VIII

CAPITAL STOCK

SECTION 8.1. Certificates of Stock. Certificates of stock shall be signed by the President or a Vice President and the Secretary or an Assistant Secretary and may bear the seal of the Bank. The signatures and the seal may be facsimile to the extent permitted by law. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Bank with the same effect as if he or she were such officer at the date of issue.

SECTION 8.2. Transfer of Certificates. Separate books of transfer shall be kept in which transfers of shares of stock shall be entered by the person entitled to make such transfer or his or her attorney-in-fact, upon surrender of the certificate for the shares to be transferred properly endorsed by the stockholder, or by his or her assignee, agent or legal representative, who shall furnish proper evidence of assignment, authority or legal succession, or by the agent of one of the foregoing thereunto duly authorized by an instrument duly executed and filed with the Bank in accordance with regular commercial practice.

SECTION 8.3. New Certificates. No new certificate shall be issued until the former certificate is cancelled except in the circumstances provided in this section. The holder of any shares of the Bank shall immediately notify it of any loss, theft or destruction of any stock certificate representing such shares. New certificates for shares of stock may be issued to replace such certificates upon satisfactory proof of the loss, theft or destruction and upon such other terms and conditions as the Board of Directors, the Chief Executive Officer or any person designated by either of them may from time to time determine.

SECTION 8.4. Holders of Record. The Bank shall be entitled to treat any person in whose name shares of stock of the Bank stand on its books as the holder and owner in fact thereof for all purposes, and it shall not be bound to recognize any equitable or other claims to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law.

ARTICLE IX

CORPORATE SEAL

SECTION 9.1. The Seal. The Board shall provide a corporate seal for the Bank which may be affixed to any document, certificate or paper and attested by such individuals as provided by these By-laws or as the Board may from time-to-time determine.

ARTICLE X

AMENDMENT OF BY-LAWS

SECTION 10.1. Procedure for Amendments. By-laws of the Bank may be adopted, amended or repealed by vote of the stockholders entitled to vote in any election of directors. By-laws may also be adopted, amended or repealed by a majority of all the directors then in office. Any By-law adopted by the Board may be amended or repealed by the stockholders entitled to vote thereon as hereinabove provided. If any By-law regulating an impending election of directors is adopted, amended or repealed by the Board, there shall be set forth in the notice of the next meeting of stockholders for the election of directors the By-law so adopted, amended or repealed, together with a concise statement of the changes made.

EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK MELLON

of 240 Greenwich Street, New York, N.Y. 10286

And Foreign and Domestic Subsidiaries,

a member of the Federal Reserve System, at the close of business September 30, 2018, published in accordance with a call made by the Federal Reserve Bank of this District pursuant to the provisions of the Federal Reserve Act.

Dollar amounts in thousands
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	4,600,000
Interest-bearing balances	85,855,000
Securities:
Held-to-maturity securities	34,476,000
Available-for-sale securities	81,104,000
Equity securities with readily determinable fair values not held for trading	32,000
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices	0
Securities purchased under agreements to resell	16,303,000
Loans and lease financing receivables:
Loans and leases held for sale	0
Loans and leases held for investment	23,853,000
LESS: Allowance for loan and lease losses	113,000
Loans and leases held for investment, net of allowance	23,740,000
Trading assets	2,024,000
Premises and fixed assets (including capitalized leases)	1,585,000
Other real estate owned	2,000
Investments in unconsolidated subsidiaries and associated companies	602,000
Direct and indirect investments in real estate ventures	0
Intangible assets:	7,124,000

Other assets	15,663,000

Total assets	273,110,000

LIABILITIES
Deposits:
In domestic offices	130,331,000
Noninterest-bearing	59,785,000
Interest-bearing	70,546,000
In foreign offices, Edge and Agreement subsidiaries, and IBFs	105,650,000
Noninterest-bearing	6,387,000
Interest-bearing	99,263,000
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices .	97,000
Securities sold under agreements to repurchase	346,000
Trading liabilities	2,118,000
Other borrowed money: (includes mortgage indebtedness and obligations under capitalized leases)	1,479,000
Not applicable
Not applicable
Subordinated notes and debentures	515,000
Other liabilities	5,497,000

Total liabilities	246,033,000

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	1,135,000
Surplus (exclude all surplus related to preferred stock)	10,942,000
Retained earnings	16,210,000
Accumulated other comprehensive income	-1,560,000
Other equity capital components	0
Total bank equity capital	26,727,000
Noncontrolling (minority) interests in consolidated subsidiaries	350,000
Total equity capital	27,077,000

Total liabilities and equity capital	273,110,000

I, Michael Santomassimo, Chief Financial Officer of the above-named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.

Michael Santomassimo

Chief Financial Officer

We, the undersigned directors, attest to the correctness of this statement of resources and liabilities. We declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions and is true and correct.

Charles W. Scharf Samuel C. Scott Joseph J. Echevarria	Directors